JOSTENS, INC. AND SUBSIDIARIES
          EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT


                                             State or Other
             Name                            Jurisdiction of
                                             Organization

American Yearbook Company, Inc.              Kansas
Hunter Publishing Company                    North Carolina
Jostens Canada, Ltd.                         Manitoba, Canada
Jostens Engraving Company                    Minnesota
Jostens Learning Corporation                 Illinois
Jostens/Massachusetts, Inc.                  Massachusetts
Jostens Photography, Inc.                    Minnesota
Jostens Publishing Group, Inc.               Minnesota
S. C. Cap and Gown, Inc.                     South Carolina
The Jostens Foundation, Inc.                 Minnesota
Wayneco Enterprises, Inc.                    Pennsylvania
Wicat Systems, Inc.                          Minnesota